Exhibit 99.1

Media Contact:

Sharon Wenzl

Vice President, Corporate Communication

Cooper Standard

(248) 596-6211

sswenzl@cooperstandard.com

Cooper-Standard Holdings Inc. Is Considering Strategic Alternatives

Novi, Mich. – Sept. 1, 2011. Cooper-Standard Holdings Inc. (OTCBB: COSH) (the “Company”), the parent company of Cooper Standard Automotive, confirmed today that its Board of Directors has retained investment bankers to assist the Company in evaluating various strategic alternatives to enhance shareholder value, including, but not limited to, a sale or merger of the Company or an initial public offering of its common shares.

The Company further stated that there could be no assurance that this process will result in any specific transaction. The Company does not intend to comment further publicly with respect to the exploration of strategic alternatives unless a specific transaction is approved by its Board.

About Cooper-Standard Holdings Inc.

Cooper-Standard Holdings Inc., headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and anti-vibration systems. The Company employs more than 21,000 people globally and operates in 19 countries around the world. For more information, please visit the Company’s website at www.cooperstandard.com.

Forward-Looking Statements

This news release includes forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from those projected, stated or implied, depending on many factors.